Exhibit 19.1
INSIDER TRADING POLICY

POLICY PERSPECTIVE
This policy applies to all officers, directors, employees (including temporary employees) and contractors of NCR Atleos Corporation and its subsidiaries (collectively, “NCR Atleos” or the “Company”) who have access, including temporary access, to material nonpublic information, as well as spouses, children, stepchildren, parents, stepparents, siblings, grandparents and in- laws (“family members”) of, and anyone who lives in the same household as, is financially dependent on, or whose transactions (including transactions by an entity) in NCR Atleos’ Securities are directed by or subject to the influence or control of, any such person (collectively, “Covered Persons”). Covered Persons must not misuse financial or other information concerning the Company that has not been publicly disclosed. Similarly, Covered Persons must not misuse confidential information they learn about other companies during the course of their work for NCR Atleos. Improper use of material nonpublic information is more than an ethical consideration and a violation of this policy; it may be a violation of law. For these reasons, Covered Persons must not trade in NCR Atleos Securities or the securities of other companies while in possession of material nonpublic information and should avoid even the appearance of improper use of such information. Each Covered Person is responsible for making sure that he or she complies with this policy, and that any family member, household member, or other person or entity described above whose transactions are subject to this policy also comply with this policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

POLICY
Covered Persons may not engage in any of the following activities directly or indirectly through family members or other persons or entities:
(a)trading in NCR Atleos Securities while in possession of material nonpublic information about the Company;
(b)hedging, or engaging in transactions of derivative securities of the Company at any time;
(c)tipping others by disclosing material nonpublic information about NCR Atleos, or otherwise disclosing material nonpublic information to persons within the Company whose jobs do not require them to have that information or outside of the Company to other persons, including, but not limited to, family members, friends, business associates, investors and consulting firms, unless any such disclosure is made in

NCR Atleos - Use and Disclose Solely Pursuant to Company Instructions

accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
(d)trading in securities of other companies, or tipping information about such companies, based on material nonpublic information learned in the course of their job at NCR Atleos.

Covered Persons who are designated as Restricted Insiders also must not trade in NCR Atleos Securities during Blackout Periods that are instituted before and after the Company’s financial results are publicly disclosed and at other times when important developments have not yet been publicly disclosed. Speculative trading of NCR Atleos Securities (both buying and selling shares within a six-month period) by any NCR Atleos Executive Officers or members of the NCR Atleos Board of Directors is also prohibited. In addition, (i) any member of the Board of Directors, (ii) each Executive Officer and each other direct report of the Chief Executive Officer,
(iii) each direct report of the Chief Financial Officer, and (iv) all corporations, partnerships, trusts or other entities controlled by any of the above must receive pre-clearance as described below prior to trading in NCR Atleos Securities. Any violations of this policy must be reported immediately to the Law Department or to NCR Atleos’ Alert Line. Such violations may result in disciplinary action, including immediate termination of employment.

POLICY STATEMENTS

1.Key Definitions
1.1“Material nonpublic information” is information about a company that (a) has not been widely disclosed and available to the public for at least two business days, and (b) a reasonable investor is likely to consider important to his or her decision to buy, sell or hold a security of that company. Material nonpublic information can be positive or negative and is not limited to financial information. Under most circumstances, the following information would be considered material: (a) actual or projected unreported financial information, especially profitability data, about the Company, or one or more of its segments, major business units or sales theaters; (b) major proposed or pending mergers, acquisitions or divestitures; (c) the existence of an event-specific Blackout Period; or (d) significant changes in capital structure, such as a stock split or a stock buy-back program. For more examples of material nonpublic information, please refer to the Policy Supplement. Covered Persons may learn material nonpublic information because they have a “need to know” that information to perform their jobs. They may also indirectly learn material nonpublic information at work by “putting two-and-two together,” overhearing colleagues, etc. Regardless of how the information is learned, the same restrictions on trading NCR Atleos Securities apply.

1.2“NCR Atleos Securities” includes shares of NCR Atleos’ or its subsidiaries’ common stock, options to purchase common stock, preferred stock, or any other type of securities NCR Atleos may issue. Also considered NCR Atleos Securities are notes, debentures or other types of debt securities, warrants, rights, and convertible securities, as well as derivative securities, which include publicly traded options, short sales, puts, calls, straddles,

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

strips, or similar derivative securities, whether issued directly by the Company or by any stock exchange.
1.3“Trading” in NCR Atleos Securities, for purposes of this policy, does not include (a) purchases or sales pursuant to, and in accordance with, an existing trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 that complies with the NCR Atleos Corporation 10b5-1 Sale Plan Guidelines where such plan has been pre-approved by the Law Department,
(b) systematic purchases of NCR Atleos stock through the Employee Stock Purchase Plan (ESPP), provided that such purchases are made pursuant to a pre-existing election (i.e., one made when the Covered Person was not in possession of material nonpublic information, or, as applicable, during a Blackout Period), or (c) the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of any restricted stock units. In general, “trading” includes all other acquisitions or dispositions of NCR Atleos Securities, including purchases and sales on the open market, exercising stock options where all or a portion of the acquired stock is immediately sold whether by the Covered Person or the associated broker to cover exercise costs, fees or taxes, gifts other than charitable bequests of stock when the Covered Person knows or has reason to believe that the charity receiving the gifted stock will hold the stock until the next applicable Blackout Period ends, and any transfers into or out of the NCR Atleos stock fund in the Company’s 401(k) plan or equivalent plan of NCR Atleos or its subsidiaries (collectively, the “NCR Atleos Savings Plan”).

2.Trading in NCR Atleos Securities
If a Covered Person has material nonpublic information, he or she cannot trade in NCR Atleos Securities until that information is publicly disclosed and the general public and the capital markets have had the opportunity to absorb and process the information – usually at least until the close of business two business days after the information is publicly disclosed. Information should be presumed nonpublic until it is disclosed by the Company in either (a) publicly available filings with the Securities and Exchange Commission or (b) press releases via major newswire such as Dow Jones or Reuters.

3.Additional Requirements for Restricted Insiders
3.1Because certain Covered Persons are more likely than others to have access to material nonpublic information about the Company, they are considered “Restricted Insiders” and subject to additional requirements under this policy. Restricted Insiders include members of NCR Atleos’ Board of Directors and any Covered Person who (a) is a grade E1 or above, (b) is a direct report of the Chief Executive Officer or Chief Financial Officer, (c) is a member of the Company’s Investor Relations group, or (d) has access to the Company’s actual or projected financial results at the corporate, regional or business segment level, and all corporations, partnerships, trusts or other entities controlled by any of the above.

3.2Restricted Insiders are subject to the general rule on trading and therefore cannot trade in NCR Atleos Securities if they have material nonpublic information. In addition, to avoid even the appearance of impropriety, Restricted Insiders are not permitted to trade in NCR Atleos Securities during any NCR Atleos “Blackout Period.” Quarterly Blackout Periods

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

generally begin at the opening of business on the 15th day of the third month of any fiscal calendar quarter and end at the close of business two full business days after the public release of quarterly or annual financial information by the Company. For example, if the Company releases quarterly or annual financial information on a Monday before the market opens, Restricted Insiders would be permitted to trade in NCR Atleos Securities beginning when the market opens on Wednesday subject to other restrictions under this policy. Supplemental Blackout Periods may be instituted at other times when important developments or events have not yet been publicly disclosed and are known by only a few directors, officers and/or other employees. If a Supplemental Blackout Period is instituted, its existence will not be announced to the Company as a whole but the General Counsel will notify these persons that they should not trade in NCR Atleos Securities until further notice, without disclosing the reason for the restriction. Knowledge of the existence of a supplemental Blackout Period is itself material nonpublic information.

3.3NCR Atleos Executive Officers and members of the NCR Atleos Board of Directors are also restricted from trading, directly or indirectly, in any NCR Atleos Securities during any Employee Benefit Plan Blackout Period if he or she acquires or previously acquired such securities in connection with his or her service or employment as a director or Executive Officer of the Company, unless otherwise permitted under applicable law. For purposes of this policy, the term “Employee Benefit Plan Blackout Period” means any period of more than three consecutive business days during which transfers of interests in NCR Atleos stock by at least half of the participants or beneficiaries under an NCR Atleos stock fund of the NCR Atleos Savings Plan are temporarily suspended.

3.4Sales of NCR Atleos Securities may be conducted under a pre-approved 10b5-1 Plan that is established and maintained in accordance with the NCR Atleos Corporation Guidelines for Rule 10b5-1 Plans. A copy of the NCR Atleos Corporation 10b5-1 Sale Plan Guidelines is available from the Law Department.

4.Pre-Clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of material nonpublic information, NCR Atleos has adopted the pre-clearance procedures described below.

(a)(i) Each member of the Board of Directors, (ii) each Executive Officer and each other direct report of the Chief Executive Officer, (iii) each direct report of the Chief Financial Officer, and (iv) all corporations, partnerships, trusts or other entities controlled by any of the above must pre-clear any planned trading in NCR Atleos Securities including the exercise of stock options where all or a portion of the acquired stock is immediately sold.
(b)Please contact the General Counsel or Chief Corporate Counsel to request pre- clearance. Pre-clearance approval is valid for five business days. If the planned trading is not completed within the five-day period another pre-clearance will be required, since circumstances may have changed over that time period. If a request for pre-clearance is denied, the fact of such denial must be kept confidential.

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

(c)Pre-clearance does not relieve anyone of their own legal obligations to refrain from trading or “tipping” while in possession of material nonpublic information. Pre-clearance does not constitute legal advice.

5.Unauthorized Disclosure or “Tipping”

5.1Covered Persons must not disclose material nonpublic information to others by “tipping” that information. Tipping means the improper disclosure of material nonpublic information about NCR Atleos or another company to any person, including a relative, friend, or other third party, including but not limited to individuals associated with “expert networks” – regardless of whether that person trades in any securities on the basis of such information.

5.2Covered Persons must avoid both direct and indirect tipping. Indirect tipping could be an implicit, rather than express, suggestion or hint that another person should trade. Tipping can also include (a) instructing a third party to purchase or sell securities or derivative securities on your behalf, or (b) advising or encouraging another person to trade in a security or derivative security while you are in possession of material nonpublic information.
5.3To avoid tipping, Covered Persons should comply with the Company’s policies with respect to the treatment of its confidential and proprietary information and disclose material nonpublic information only to those with a “need to know.” Covered Persons should be very careful not to discuss such information casually at work, in the elevators, at home or outside of the office.
6.Trading in Other Companies’ Securities

Covered Persons who learn material nonpublic information about another company while performing work for NCR Atleos can be considered temporary insiders of that company. Any Covered Person who learns such information is subject to the same restrictions against trading and tipping that apply to NCR Atleos Securities. For example, a Covered Person who learns that another company is being considered for a major contract or a joint venture may not use that information to trade in that company's securities. Covered Persons should keep any such information confidential and use it only for the Company purpose(s) for which it was originally disclosed.
7.Margin Accounts and Pledges
Because a margin or foreclosure sale may occur at a time when individuals are in possession of material nonpublic information or otherwise are not permitted to trade in NCR Atleos Securities, no Restricted Insider may take a margin loan where NCR Atleos Securities are used, directly or indirectly, as collateral for the loan. Restricted Insiders are also prohibited from pledging NCR Atleos Securities as collateral for a loan.

8.Speculative Trading
Speculative trading of NCR Atleos Securities (both buying and selling shares within a six-month period) by any NCR Atleos Executive Officers or members of the NCR Atleos Board of Directors

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

is prohibited. It could also subject the Executive Officer or Director to so-called “short-swing liability” under Section 16 of the Securities Exchange Act of 1934. In addition, to avoid the appearance of improper trading, all other Covered Persons should not engage in speculative trading of NCR Atleos Securities unless (a) they have valid personal reasons for doing so that are not related to the investment value of the securities, and (b) they do not possess material nonpublic information about the Company.
9.Internet Posting and Social Media
Covered Persons must be careful to comply with this policy as well as the Company’s policy on disclosure of confidential or proprietary information, CMP #[●], Protecting Information Within NCR Atleos, when posting any communications relating to the Company on Internet chat rooms, message boards or any other social media outlet. Many Internet users who participate in investor-related discussion groups claim to have "inside" information about a company. Others post messages spreading innuendo and rumors. Covered Persons who participate in these Internet discussion groups are reminded that they must adhere to NCR Atleos' policies and applicable law, including the following general guidelines:
(a)Do not disclose material nonpublic information or other confidential or proprietary information about NCR Atleos or any other company that you have access to through your work at NCR Atleos; and
(b)Do not comment on rumors or create them.
This policy continues to apply to transactions in NCR Atleos Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in NCR Atleos Securities until that information has become public or is no longer material. The pre-clearance procedures specified above, however, will cease to apply to transactions in NCR Atleos Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service. Covered Persons will not be considered Restricted Insiders under this policy once they are no longer actively working for the Company (even though they may still be on NCR Atleos’ payroll) or otherwise do not fall into the above categories. However, Covered Persons may never trade in NCR Atleos Securities while they are in possession of material nonpublic information about the Company, regardless of whether they are considered Restricted Insiders.
Covered Persons who violate this policy may be subject to criminal and civil penalties and other potential liabilities under federal and state securities laws. In addition, they will be subject to disciplinary action, which can include immediate termination by the Company.
Supervisors who fail to take steps to prevent insider trading or tipping or who ignore it may also be liable under federal and state securities laws and subject to disciplinary action by the Company.

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

1.Stock Options
A Covered Person may receive a stock option grant and exercise that stock option in accordance with its terms without regard to this policy if he or she pays the exercise price in cash to obtain the securities underlying the stock option and holds those securities (a “buy and hold” exercise). However, the subsequent sale of securities received upon the exercise of a stock option will be subject to the restrictions in this policy.
If a Covered Person conducts a "cashless exercise" to obtain the securities underlying his or her stock option (i.e., by selling some of the securities to pay for the purchase of the remaining securities), his or her trade will be subject to the restrictions in this policy.
2.NCR Atleos Employee Stock Purchase Plan
This policy does not apply to the ongoing acquisition of stock through the ESPP as long as such purchases are made pursuant to a valid pre-existing election (i.e., one that that was made when not in possession of material nonpublic information or, as applicable, during an Employee Benefit Plan Blackout Period or Blackout Period).
The sale of any stock acquired through the ESPP is subject to this policy.
This policy also covers any changes to an employee’s investment direction under the ESPP. For example, deciding to join the ESPP, to exit the ESPP or to change the amount of money deducted from an employee’s paycheck to buy stock under the ESPP would be considered trades subject to this policy.
3.NCR Atleos Savings Plan
Any decision by a Covered Person to change investment direction under the NCR Atleos Savings Plan, including exchanging or rebalancing account balances in or out of an NCR Atleos stock fund, or changing the election to direct future contributions in or out of an NCR Atleos stock fund within a Covered Persons’ NCR Atleos Savings Plan account is subject to this policy.
Ongoing investments in NCR Atleos Securities made by the trustee under the NCR Atleos Savings Plan are not subject to the restrictions of this policy.

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

This list includes information that may be material depending on the circumstances. It is not an exclusive list and there may be other types of information that could be considered material. If you are unsure about whether information is material, refrain from trading until the information becomes public, or contact the Law Department for advice.
1.Proposed or Pending Major Corporate Transactions
*mergers, acquisitions or divestitures
*significant joint ventures
2.Non-routine Dividend Action
3.Unreleased Financial Information (Actual or Projected)
about the Company, or one or more of its lines of business or regions
*any revenue, earnings or order information indicating a trend
*data concerning profitability of lines of business or products and services offered by NCR Atleos
4.Acquisition or Loss of Major Contracts
*customer contracts, awards or cancellations
*partner agreements or licenses
*supplier contracts; suppliers' ability to perform
5.Major Products or Services
*introduction of new ones or discontinuance of old ones
*inventions or product developments
6.Company-Wide Employment Issues
*major management changes
*major labor relations matters
*significant reductions in force and plant closings
7.Significant Cybersecurity Incidents
8.Significant Changes in Financial Condition or Capital Structure
*stock splits
*sale or purchase of NCR Atleos Securities
*major financings or capital investment plans
*extraordinary items for accounting purposes such as write-offs and restructuring charges
9.Significant Litigation or Legal Developments
*lawsuits filed by or against the Company
*settlements or other significant developments in major litigation matters
*government investigations
10.Major Changes in Corporate Strategy
*discontinuance or addition of lines of business
*changes in pricing or cost structure
*research and development efforts
*marketing plans

NCR Atleos Corporation - Use and Disclose Solely Pursuant to Company Instructions

10b5-1 SALE PLAN GUIDELINES
Effective October 16, 2023

In accordance with NCR Atleos’ Insider Trading Policy (as effective on October 16, 2023), Directors, NCR Atleos Executive Officers and other employees may choose to sell NCR Atleos securities pursuant to a pre-approved 10b5-1 plan, provided the plan is established and maintained in accordance with the guidelines set forth below.
Establishing a 10b5-1 plan enables all Directors and employees, including NCR Atleos Executive Officers and members of the Executive Leadership Team, to sell shares of NCR Atleos securities either directly or in connection with a "cashless exercise" of NCR Atleos stock options during pre-determined periods and to thereby pursue portfolio diversification or other personal financial objectives in compliance with applicable law and even when the individual otherwise might be restricted from trading in NCR Atleos securities.

10b5-1 Plan Guidelines

•Prior Approval. All 10b5-1 plans must be approved in advance by the General Counsel. Prior approval by the General Counsel is also required for any amendment or early termination of a 10b5-1 plan.

•Entry into a Plan. All 10b5-1 plans must be entered into only when the individual is not in possession of any material nonpublic information regarding NCR Atleos or its securities and, if subject to blackout periods, when a blackout period is not in effect under the Insider Trading Policy. Each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any material nonpublic information about NCR Atleos or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
The 10b5-1 plan must:
•allow a trustee or unaffiliated party to trade on behalf of the individual;
•prohibit the individual from exercising any subsequent influence on how, when or whether to sell the NCR Atleos securities subject to the plan; and
•be a non-discretionary plan in the form of a written, binding contract and should specify:
•the amounts of NCR Atleos securities to be sold or exercised at a particular date;
•a limit price at which a certain number of NCR Atleos securities are to be sold; or
•a written formula for determining the amounts, prices, and dates of future sale transactions.

•Good Faith. The plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person who entered into the plan must continue to act in good faith with respect to the plan throughout its duration.
•Stock Ownership Requirement. Directors and NCR Atleos Executive Officers must ensure that they continue to meet or exceed any applicable NCR Atleos Stock Ownership Guidelines assuming all contemplated transactions under the 10b5-1 plan are completed.

•Waiting Period. No sales can be executed pursuant to a 10b5-1 plan until the end of the applicable waiting period. Plans established by Directors and NCR Atleos Executive Officers must include a waiting period that ends on the later of (i) 90 days after the adoption of the plan, or (ii) two business days following the disclosure of NCR Atleos’ financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted that discloses NCR Atleos’ financial results (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan). For all other individuals, the waiting period must be at least 30 days from adoption of the plan.

•Public Disclosure. Directors and NCR Atleos Executive Officers should be aware that NCR Atleos will be required to make quarterly disclosures regarding all 10b5-1 plans entered into, amended or terminated by such individuals and to include the material terms of such plans, other than pricing information. NCR Atleos, in its sole discretion, may make other public disclosures regarding the adoption and execution of individual 10b5-1 plans, including information as to the timing of the transactions and the amount and price of the securities to be sold.
•Amendment. Amendment of an existing 10b5-1 plan is discouraged and:
•must be initiated by the employee;
•must be approved in advance by the General Counsel;
•may only be done at a time when NCR Atleos’ trading window is open and the individual is not in possession of any material nonpublic information; and
•will be treated as a termination of the current plan and creation of a new
10b5-1 plan and will be subject to all requirements regarding establishment of new 10b5-1 plans, including the applicable waiting period.

•Termination. Termination of an existing 10b5-1 plan:
•must be initiated by the employee;
•must be approved in advance by the General Counsel; and
•may only be done at a time when NCR Atleos’ trading window is open and the individual is not in possession of any material nonpublic information.

•Multiple Plans. An individual generally may have only one 10b5-1 plan in effect at any time. Exceptions to this restriction include the following:

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•Certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds NCR Atleos securities in multiple brokerage accounts.
•A second, later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur.
•A plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.
•Single Transaction Plan. An individual may not enter into more than one 10b5-1 plan in any 12-month period that is designed to effect the sale of the total amount of the securities subject to the plan as a single transaction (e.g., a plan that is reasonably expected to have all trading instructions executed on the same date). Single transaction plans are generally discouraged.

•No Corresponding Transactions. No individual may enter into any corresponding transaction or position, including margins, hedging or pledging, with respect to any NCR Atleos securities, including those covered by a 10b5-1 plan.

•Waivers. In the event of an exceptional circumstance, the General Counsel has the authority to, on a case-by-case basis, waive some or all of the requirements set forth in these guidelines, subject to applicable law.

Continued Compliance with Rule 144 and Short-Swing Rules
•Sales under a 10b5-1 plan must comply with the requirements of Rule 144 covering the sale of control/restricted stock.
•The Third Party Administrator executing the 10b5-1 plan will submit any required Form 144 in connection with the trade and notify NCR Atleos when the filing is made.
•The broker will also provide NCR Atleos with the information necessary to make timely Form 4 filings if applicable.

•Sales under a 10b5-1 plan are subject to the requirements in connection with short-swing liability.
•The 10b5-1 plan does not relieve the Directors and Executive Officers from liability for short-swing profits.
•Any (i) purchase and sale or (ii) sale and purchase transaction within six months will be “matched” against each other (on the terms and to the extent provided in Section 16) and any resulting profit must be disgorged to NCR Atleos.

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FREQUENTLY ASKED QUESTIONS 10b5-1 PLANS

•What is the advantage of a 10b5-1 plan? It can facilitate the sale of NCR Atleos securities to enable portfolio diversification and other financial objectives by providing an affirmative defense to insider-trading liability with respect to trades made pursuant to the plan. A 10b5-1 plan also enables Directors and employees to trade in NCR Atleos securities even when they are in possession of material nonpublic information or subject to a blackout period. However, this defense may be lost if subsequent sales are not carried out pursuant to the terms of the plan.
•How do I decide how many shares of NCR Atleos securities to sell and at what price? You will need to consult with your tax and financial advisors to determine the plan parameters, given your individual financial planning and investment objectives and your liquidity requirements.

•What details do I include in a 10b5-1 plan? The plan must include an amount, a price, and a date for all transactions executed pursuant to the plan. The amount can either be a number of shares or a specific dollar value. The price term requires a “limit order” where you will establish a minimum sale price. The date can be either a specific day of the year an order is to be executed or a day/days of the year when a limit order is to be effected.
•Does the 10b5-1 plan need to be in writing? Yes.
•Can I amend the 10b5-1 plan? Amendment is discouraged. Amending the plan could call into question the good-faith nature of the plan and result in the loss of the affirmative defense to insider trading liability. Amending the plan will be treated as termination of your current plan, and creation of a new plan. The new plan, which can only be amended outside of a blackout period and when you do not otherwise have material nonpublic information, will have to be established pursuant to the same requirements as the original plan, including the applicable waiting period.

•Can I terminate the 10b5-1 plan? Yes, subject to the General Counsel’s prior approval. Since a plan termination does not involve any sale of securities, it will not itself trigger insider trading rules. However, you should be aware that early termination of a plan could call into question your good faith in connection with the implementation of a subsequent plan.

•Can I enter into a hedging transaction to protect NCR Atleos securities under the plan? No.

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•Can I sell shares of NCR Atleos securities outside the 10b5-1 plan? Yes, adoption of a 10b5-1 plan does not preclude trading outside of the plan that

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otherwise is in accordance with the Insider Trading Policy. However, Directors and employees should be aware that the Rule 10b5-1 affirmative defense will not apply to such trades outside a 10b5-1 plan. In addition, the Director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.

•Does the 10b5-1 plan protect me from lawsuits under the insider trading laws? No. While the plan provides an affirmative defense, you will have to prove that you sold pursuant to a pre-arranged plan that was established and operated in good faith and otherwise satisfied the requirements of Rule 10b5-1.
In the event of an exceptional circumstance, the General Counsel has the authority to, on a case-by-case basis, waive some or all of the requirements set forth in the 10b5-1 Sale Plan Guidelines, subject to applicable law.

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